EXHIBIT 99.1

FOR:  ZIONS BANCORPORATION
One South Main
Salt Lake City, Utah
Harris H. Simmons
Chairman/Chief Executive Officer
Contact: James Abbott
Tel: (801) 844-7637

Scott J. McLean Named President of Zions Bancorporation
Steven D. Stephens Named CEO of Amegy Bank N.A.

SALT LAKE CITY, March 4, 2014 – Zions Bancorporation (Nasdaq: ZION) announced today that Scott J. McLean, who has served for the past four years as CEO of its subsidiary, Amegy Bank, headquartered in Houston, Texas, has been named President of Zions Bancorporation, and that Steven D. Stephens has been named CEO of Amegy Bank.

Mr. McLean's primary responsibilities will include oversight of the coordination and integration of major systems initiatives the company is pursuing, in addition to management of specific enterprise-wide projects. He will assume administrative responsibility for several critical support areas, including the company's Technology and Operations, Human Resources and Legal functions. He will also assume the role of Chairman of Amegy Bank. Mr. Stephens, who has been President of Amegy Bank since 2009, succeeds Mr. McLean as Amegy's CEO. Walter Johnson, founder of Amegy Bank, will assume the title of Senior Chairman of the bank.

"I'm excited and very pleased with the new roles Scott McLean and Steve Stephens will be assuming in our organization," said Harris H. Simmons, Zions Bancorporation's Chairman and CEO. "Scott has done an outstanding job of building a great team at Amegy Bank and creating an exceptional franchise. He has also played a key role in building Zions Bancorporation's Treasury Management capabilities - a line of business that is recognized nationally for the quality of its products and services. And, Steve Stephens, one of Amegy's longest-serving officers, has provided exceptional leadership to the bank for two dozen years. Under Scott's and Steve's combined leadership, the bank has become the leading middle-market lender in the Houston market, and has established a solid foundation in the Dallas and San Antonio markets."

Scott McLean has served as CEO of Amegy Bank from 2009 to the present, prior to which he served as President from 2003 to December 2009. Previously, he worked for JPMorgan Chase and its predecessor, Texas Commerce Bank, for 23 years in a variety of executive capacities, including President of TCB Dallas from 1985 to 1993, CEO of TCB El Paso from 1993 to 2007, and President of JPMorgan Chase in Houston from 1998 to 2001. He is involved in numerous organizations, serving as a director of CenterPoint Energy, Inc., and a trustee of Southern Methodist University, Memorial Hermann Healthcare System and United Way of Greater Houston, for which he has also served as chairman of its board of directors and citywide campaign. Mr. McLean graduated from Southern Methodist University and received his MBA degree from the J.L. Kellogg Graduate School of Management at Northwestern University.

Mr. Stephens has been the President of Amegy Bank since December 2009. He has 34 years of commercial lending experience and served as founding Executive Vice President of Amegy Bank from 1990 to 2009, where he managed regional commercial lending activities in addition to other areas of the bank, including retail and private banking. Prior to joining Amegy, Mr. Stephens served as an Executive Vice President and manager of commercial lending at Texas Commerce Bank Reagan. A lifelong Houstonian, he has dedicated much of his time to numerous community and civic associations, currently serving as a director of Boys and Girls Country and Hobby Theater, and a member of the Board of Visitors for the University of Houston. Mr. Stephens attended Texas Christian University and graduated from the University of Houston with a BBA degree in accounting.

Zions Bancorporation is one of the nation's premier financial services companies, consisting of a collection of great banks in select western U.S. markets with combined total assets exceeding $55 billion. Zions operates its banking businesses under local management teams and community identities in 10 western and southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services and is a consistent recipient of numerous Greenwich Excellence awards in banking. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

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